Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES 2014 CAPITAL BUDGET
AND PRODUCTION GUIDANCE

•
Board of Directors approves $1.9 billion capital program; 2014 program is comparable to the $1.65 billion 2013 program plus $250 million of uncarried non-operated Eagle Ford drilling and completion costs

•	Approximately 85% of drilling and completion dollars expected to be directed at Eagle Ford, Bakken/Three Forks, and Permian Shale programs

•	Annual 2014 production expected to grow 16% year over year on retained properties to a range of 51.0 to 53.5 MMBOE; liquids expected to comprise 53% of 2014 annual production

•	Company expects debt to trailing twelve month EBITDAX to average 1.0x over 2014 assuming current commodity prices

DENVER, CO December 18, 2013 - SM Energy Company (NYSE: SM) today announces that its Board of Directors has approved the capital expenditure budget for 2014. The Company is also providing initial 2014 production and cost guidance.

Tony Best, CEO commented, “We anticipate that our announced program will generate strong returns and will allow SM Energy to post another record year of production in 2014. We expect to grow production approximately 16% on retained properties next year, adjusted for our Anadarko Basin asset sale. Our 2014 growth will be anchored by our core development programs in the Eagle Ford and Bakken/Three Forks, with additional investments being made in our emerging oil programs in the Permian Shales and the Powder River Basin. We also have a number of key appraisal wells scheduled for 2014 across the Company, which if successful, could allow for additional investment during the year. Our balance sheet is in great shape to fund our program, having been strengthened by approximately $455 million we expect to receive in total from the Anadarko Basin asset sale and other divestitures in 2013. With our existing multi-year drilling inventory, emerging exploration potential, and strong financial position, it is an exciting time as we continue our successful execution of high return projects which are delivering strong growth for the benefit of our shareholders.”

2014 Capital Investment Budget
The breakdown of the capital budget is provided in the following table:

Program	Operated	Non Operated	Total
	($ in millions)
Eagle Ford	$ 650	$ 250	$ 900
Bakken/Three Forks	275	75	350
Permian Shales	130	25	155
Powder River Basin	115	25	140
East Texas	55	0	55
Other	60	0	60
Drilling and completion subtotal	$ 1,285	$ 375	$ 1,660

Non-drilling capital(1)			$ 200
New Ventures activity			65
Non-D&C subtotal			$ 265

TOTAL			$ 1,925

(1)	Includes exploration overhead, facilities, G&G, and land.

Operated Eagle Ford
SM Energy plans to make approximately 100 flowing completions on its operated Eagle Ford shale acreage in 2014 with a five rig program and two dedicated frac spreads. The Company expects to drill roughly 40 additional wells, which will be awaiting completion at the end of 2014. The Company expects that next year’s program activity will be evenly split between Galvan Ranch and Briscoe Ranch.

Non-operated Eagle Ford
The Company’s 2014 program currently assumes 5% per quarter production increase for its non-operated program. The Company expects its carry with Mitsui E&P Texas, LLP, under its Acquisition and Development Agreement, to be exhausted during the first half 2014. Subsequent to the completion of the carry, SM Energy will be responsible for its working interest share of proposed wells. Based upon publicly available information and its own assumptions, the Company has budgeted approximately $250 million of uncarried drilling and completion capital for this program in 2014.

Bakken/Three Forks
The Company plans to focus its operated Bakken/Three Forks activity next year on its Bear Den/Raven and Gooseneck prospects. SM Energy expects to allocate approximately 80% of the capital for the program to its operated properties. The Company plans for approximately 45 gross flowing completions in the operated portion of its program in 2014, utilizing three drilling rigs.

Permian Shales
SM Energy plans to operate an average of 2.5 drilling rigs throughout 2014 and make 14 flowing completions in its operated Permian shale program. In 2014, the Company plans to focus its Permian program on horizontal testing and development of the Wolfcamp formation in its Sweetie Peck and Buffalo prospects.

Powder River Basin
The Company expects to operate an average of 2 drilling rigs and make 8 flowing completions targeting the Frontier formation in its operated Powder River Basin program in 2014. The Company has obtained the required permits to execute this program. With continued success in this program, the Company could increase rig count and the number of operated completions during the year. SM Energy expects to allocate approximately 80% of the program capital to its operated properties.

East Texas
SM Energy expects to operate one drilling rig to continue its appraisal program of its East Texas Eagle Ford and Woodbine acreage in 2014. The Company plans to invest the allocated capital to drill and complete 6 test wells, 2 of which will be funded by New Ventures. If the planned test wells prove successful, the Company expects to increase the number of test wells in 2014 to accelerate the appraisal program on its 215,000 net acres.

Non-drilling Capital
Of the $200 million of non-drilling capital allocated to the 2014 program, approximately $80 million is allocated to facilities, $70 million to exploration overhead, and the remainder allocated to land and G&G costs.

Production and Cost Guidance
Based on the capital budget and program discussed above, the Company anticipates full year 2014 production to range from 51.0 to 53.5 MMBOE (140 - 147 MBOE/d), which represents reported production growth of approximately 9% next year. Adjusted for the 3.0 MMBOE of 2013 production attributed to the Anadarko Basin assets that are scheduled to be divested at the end of 2013, production growth on retained properties is expected to be approximately 16% in 2014. With the divestiture of relatively gassy Anadarko Basin assets and increased activity in liquid rich basins, the Company expects its production mix to continue to shift toward liquids with full year production expected to be approximately 53% liquids, up from approximately 48% liquids in 2013.

Preliminary cost guidance for 2014 is summarized in the table below:

LOE ($/BOE)	$5.25 - $5.50
Transportation ($/BOE)	$5.75 - $6.05
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.20 - $2.45
G&A - Cash NPP ($/BOE)	$0.20 - $0.35
G&A - Non-cash equity compensation ($/BOE)	$0.30 - $0.50
Total G&A ($/BOE)	$2.70 - $3.30

DD&A ($/BOE)	$15.10 - $15.90

LOE per unit expense is expected to increase in 2014 due to increases in ad valorem taxes primarily in the Company’s Eagle Ford shale program. Transportation per unit cost is expected to increase in 2014 as production volume in the Company’s Eagle Ford shale program, where nearly all transportation expense is incurred for the Company, becomes a larger proportion of the Company’s total production volume.

Liquidity
Based on strip pricing in early December of 2013, SM Energy’s 2014 program is expected to result in average net debt to trailing twelve month EBITDAX of 1.0x over 2014. This modest level of leverage provides ample liquidity for potential success legs in the Company’s emerging plays including the Permian Shales, the Powder River Basin, and East Texas. The average debt to trailing EBITDAX in 2014 assumes proceeds from its Anadarko Basin divestiture, which is expected to close by the end of 2013.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This press release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

NON-GAAP FINANCIAL MEASURES
The Company has referred to a “debt to trailing twelve month EBITDAX ratio” in this release to measure relative leverage of the Company. This ratio is calculated by dividing the last twelve months of EBITDAX into the sum of the Company’s bank debt and senior notes shown on the consolidated balance sheet. The ratio is expressed in the number of annual EBITDAX amounts required to equal the outstanding debt amount. EBITDAX is defined as income before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains and losses, change in the Net Profit Plan liability, and gains and losses on divestitures. The Company believes that the presentation of the total debt to EBITDAX ratio is relevant to our investors because it presents a relative leverage metric which is commonly used by investors and the debt rating agencies to evaluate a company’s ability to service its current debt and/or add incremental debt.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
Brent Collins, ir@sm-energy.com, 303-863-4326
James Edwards, ir@sm-energy.com, 303-837-2444